Exhibit 1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into by and among Barry Diller, an individual (“Diller”), the entities identified on Schedule 1 hereto (collectively with Diller, the “Diller Parties”) and Joseph M. Levin, an individual (“Levin” and, collectively with the Diller Parties, the “Shareholders” and each a “Shareholder”) on June 4, 2021.

WHEREAS, as of the date hereof, the Diller Parties hold shares of common stock, par value $0.01 per share (“Company Common Stock”), of Vimeo, Inc., formerly known as Vimeo Holdings, Inc. (the “Company”), and/or shares of Class B Common Stock, par value $0.01 per share, of the Company (“Company Class B Common Stock” and together with the Company Common Stock, the “Company Common Shares”) in the respective amounts set forth on Schedule 2 hereto;

WHEREAS, the entry by the Shareholders into this Agreement and the transactions contemplated hereby have been approved, for purposes of Section 203 of the Delaware General Corporation Law, by the board of directors of the Company (the “Board”); and

WHEREAS, the Shareholders desire to enter into this Agreement in order to set forth certain agreements among them with respect to the voting of the Covered Shares (as defined below) by the Diller Parties and the other matters as provided herein;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	CERTAIN DEFINITIONS.

As used in this Agreement, the following terms have the respective meanings set forth below.

“2021 Plan” means the Vimeo, Inc. 2021 Stock and Annual Incentive Plan.

“Agreement” has the meaning set forth in the Preamble.

“AVF” means Alex von Furstenberg, an individual.

“AVF’s Departure” means the first to occur of (i) AVF’s death or (ii) AVF’s Disability.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Change in Control” has the meaning set forth in the 2021 Plan; provided, however, that the occurrence of the following shall also constitute a Change in Control for purposes of this Agreement (with capitalized terms in the excerpt below having the meanings set forth in the 2021 Plan): The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than a Permitted Holder, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing both (a) more than 35% of the voting power of the then Outstanding Company Voting Securities and (b) more than the aggregate voting power of the then Outstanding Company Voting Securities represented by the equity securities held by the Permitted Holders; provided, however, that for purposes of this item, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by Levin or his Affiliates.

“Charitable Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the United States Internal Revenue Code of 1986, as amended (or any successor provisions thereto) (whether a determination letter with respect to such successor’s exemption is issued before, at or after the relevant determination date), and further includes any successor entity of similar status.

“Company” means Vimeo, Inc. and shall include any successor entity thereto.

“Company Class B Common Stock” has the meaning set forth in the Recitals.

“Company Common Shares” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Recitals.

“Contingent Matter” has the meaning set forth in Section 2(b).

“Covered Shares” at any time means all Voting Securities held at such time by any of the Diller Parties or with respect to which any of the Diller Parties has the power to vote.

“Designee” means (i) prior to AVF’s Departure, AVF, or (ii) following AVF’s Departure, the Family Designee.

“Diller” has the meaning set forth in the Preamble.

“Diller’s Departure” means the first to occur of (i) Diller’s death or (ii) Diller’s Disability.

“Diller Parties” has the meaning set forth in the Preamble and shall include any transferee of a Diller Party that executes and delivers a joinder agreement pursuant to Section 4.

“Disabled” means the total disability of an individual after the expiration of more than one hundred eighty consecutive days after its commencement, which is determined to be total and permanent by such person’s personal physician or another physician reasonably acceptable to both (i) such individual, his spouse or a personal representative designated by such individual and (ii) Levin; provided that such individual shall be deemed to be disabled only following the expiration of ninety days following receipt of a written notice from such physician specifying that a total disability has occurred if within such ninety-day period he fails to return to participating in the management of the business affairs of the individual’s principal occupation consistent with his duties. “Total disability” shall mean mental or physical incapacity that prevents the specified individual from participating in the management of the business affairs of the individual’s principal occupation consistent with his duties.

“Distribution Transaction” means any transaction pursuant to which some or all of the equity interests of a Subsidiary of the Company (a “Spinco”) are or will be distributed, directly or indirectly (whether by redemption, recapitalization, dividend, share distribution, merger or otherwise) to all or substantially all of the holders of one or more classes of the common stock of the Company (such holders of one or more such classes, “Holders”), on a pro rata basis with respect to each such class (other than with respect to the payment of cash in lieu of fractional shares), or some or all of the equity interests of such Spinco are made available to be acquired by Holders (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to Holders), on a pro rata basis with respect to each such class (other than with respect to the payment of cash in lieu of fractional shares), whether voluntary or involuntary.

“Excluded Matter” means a transaction contemplated by clause (iii) or (iv) of the definition “Change in Control” as defined in the 2021 Plan.

“Family Designee” means an individual designated from time to time by those Family Members and Family Entities holding a majority of the shares of Company Class B Common Stock owned by the Family Entities.

“Family Entity” means any general or limited partnership, corporation, limited liability company, trust or other legal entity that is wholly owned, directly or indirectly, by, or as to which the sole beneficiaries of any shares of capital stock of the Company held by such entity are, Diller and/or one or more of his Family Members (provided that any private foundation or Charitable Organization to which no person other than Diller and/or his Family Members is an investment advisor shall be permitted to be an additional beneficiary of shares of capital stock and shall be a Family Entity).

“Family Member” means with respect to any individual, the spouse of such individual or the lineal descendants of such individual and/or of his spouse or the respective parents, grandparents, siblings or lineal descendants of siblings of such individual or his spouse (in the case of Diller, including Diane von Furstenberg, AVF and Tatiana von Furstenberg). Lineal descendants shall include adopted persons.

“Levin” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Shareholders” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

“Transfer” of Company Common Shares means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other agreement, arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, such Company Common Shares; provided, however, that, (i) neither a merger or consolidation in which the Company is a constituent corporation nor the conversion of Company Class B Stock into Company Common Stock shall be deemed to be the Transfer of any Company Common Shares (provided, that a significant purpose of any such transaction is not to avoid the provisions of this Agreement) and (ii) any bona fide financing arrangement or transaction with respect to which Company Common Shares are collateral shall not be deemed to be a Transfer of such Company Common Shares until such time as such Company Common Shares are foreclosed upon.

“Voting Securities” at any time means the shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

2.	Voting ON CERTAIN MATTERS.

(a)         Each of the Diller Parties will vote all Covered Shares held by him or it and entitled to vote thereon in favor of the election of Levin as a member of the Board at each stockholder meeting at which Levin stands for such election.

(b)        In the event that any of the matters specified in clauses (i) through (iii) below (any such matter, other than an Excluded Matter, a “Contingent Matter”) is presented to the stockholders of the Company for approval or the stockholders of the Company propose to act by written consent on any such matter, Diller, in consultation with the other Diller Parties, and Levin will seek to agree upon how the Covered Shares will be voted on such matter. If an agreement is reached as to how the Covered Shares are to be voted on such matter, the Diller Parties will vote all Covered Shares entitled to vote thereon as so agreed. In the event an agreement is not reached on how the Covered Shares are to be voted on such Contingent Matter, the Diller Parties will vote all Covered Shares entitled to vote thereon against such proposal. The Contingent Matters shall be:

(i)        any material acquisition or disposition by the Company or its Subsidiaries of any assets or business;

(ii)       entering material new lines of business; and

(iii)      any Distribution Transaction in respect of any material business of the Company.

From and after Diller’s Departure, all references to Diller in this Section 2(b) and Section 2(c) shall be deemed to be references to the Designee.

(c)         Requirement to Advise Board. With respect to any Contingent Matter, prior to the time the Board approves such matter Diller and Levin shall notify the Board whether an agreement has been reached on how the Diller Parties intend to vote the Covered Shares (and in the case of agreement, whether in favor or against). In the case it has been agreed that the Covered Shares will be voted in favor of such matter, absent a material change in circumstances relevant to the matter (including any material amendment or waiver relating to any agreement entered into in connection with such matter), which change was not reasonably foreseeable at the time of such notification, such notification shall be binding upon the Diller Parties, and the Diller Parties shall vote the Covered Shares in the manner so notified.

(d)        Cooperation. The Diller Parties will each (i) attend all meetings of Company stockholders in person or by proxy for purposes of obtaining a quorum, and (ii) execute or not execute all written consents in lieu of meetings, as applicable, in each case in accordance with the terms of this Agreement.

3.	NO LIMITATIONS IN CAPACITY AS DIRECTOR OR OFFICER.

Levin is signing this Agreement solely in his capacity as an individual, and nothing contained in this Agreement shall be deemed to limit or restrict Levin from the exercise of his fiduciary duties in accordance with applicable law in his capacity as a member of the Board or an officer of the Company.

4.	TRANSFEREES OF COMPANY CLASS B COMMON STOCK.

The Diller Parties may voluntarily Transfer any shares of Company Class B Common Stock to any Person; provided, that if such Person is a Permitted Holder (as defined in the 2021 Plan), the transferee shall have duly executed and delivered to Levin a joinder to this Agreement in the form attached as Schedule 3 hereto agreeing to be bound hereunder as a Diller Party. If the Person to whom a Diller Party Transfers shares of Company Class B Common Stock is not a Permitted Holder, such transferee shall not be required to execute a joinder to this Agreement and this Agreement shall not be binding upon such Person.

5.	Right of first discussion.

If any of the Diller Parties determines to sell to a Person other than another Permitted Holder shares of Company Class B Common Stock that are Covered Shares, such party will discuss selling the shares to Levin before selling to another Person.

6.	REPRESENTATIONS AND WARRANTIES OF LEVIN.

Levin hereby represents and warrants to the Diller Parties that (a) Levin has the power and authority to enter into this Agreement and to carry out his obligations hereunder, (b) the execution and delivery of this Agreement by Levin have been duly authorized by all necessary action on the part of Levin and no other actions on the part of Levin are necessary to authorize this Agreement, (c) this Agreement has been duly executed and delivered by Levin and constitutes a valid and binding obligation of Levin, and, assuming this Agreement constitutes a valid and binding obligation of the Diller Parties, is enforceable against Levin in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), (d) none of the execution, delivery or performance of this Agreement by Levin constitutes a breach or violation of, or conflicts with any provision of any material agreement to which Levin is a party and (e) none of such material agreements would impair in any material respect the ability of Levin to perform his obligations hereunder.

7.	REPRESENTATIONS AND WARRANTIES OF THE DILLER PARTIES.

Each of the Diller Parties hereby represents and warrants to Levin that (a) such Diller Party has the power and authority to enter into this Agreement and to carry out his or its obligations hereunder, (b) the execution and delivery of this Agreement by such Diller Party have been duly authorized by all necessary action on the part of such Diller Party and no other proceedings on the part of such Diller Party are necessary to authorize this Agreement, (c) this Agreement has been duly executed and delivered by such Diller Party and constitutes a valid and binding obligation of such Diller Party, and, assuming this Agreement constitutes a valid and binding obligation of Levin, is enforceable against such Diller Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), (d) none of the execution, delivery or performance of this Agreement by such Diller Party constitutes a breach or violation of, or conflicts with any provision of any material agreement to which such Diller Party is a party and (e) none of such material agreements would impair in any material respect the ability of such Diller Party to perform his or its obligations hereunder or thereunder.

8.	TERM; TERMINATION.

This Agreement will terminate automatically, in each case without any requirement to give notice, upon the first to occur of (a) the occurrence of a Change in Control and (b) the termination of Levin’s service on the Board of Directors of the Company for any reason or no reason; provided, however, that, nothing in this Section 8 shall relieve any party of any liability for a breach of this Agreement prior to such termination.

9.	MISCELLANEOUS.

(a)        Cumulative Rights, Powers and Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(b)        Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further actions as the other party may reasonably request in order to evidence or effectuate the matters contemplated hereby and to otherwise carry out the intent of the parties hereunder.

(c)         Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the matters contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(d)        Governing Law; Arbitration. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State. Any disputes between the parties to this Agreement relating to performance under this Agreement shall be settled by arbitration in New York, New York before Herb Allen III (the “Designated Arbitrator”), it being understood that it is the expectation of Levin and the Diller Parties that arbitration pursuant to this Section 9(d) is intended to be a collaborative process with the objective that the Designated Arbitrator reach a fair decision that reflects the letter and spirit of this Agreement. Absent the Designated Arbitrator determining otherwise, in the event of a dispute between the parties that is covered by this paragraph (d), (i) each party may make a written submission not to exceed 1,500 words, in support of its position, (ii) each party shall have a thirty minute private meeting with the Designated Arbitrator, (iii) the Designated Arbitrator may meet simultaneously with both parties for as long as he chooses, and (iv) the Designated Arbitrator will render its decision no later than sixty days following the meetings described in clauses (ii) and (iii). The decision in such arbitration shall be final and conclusive on the parties and judgment upon such decision may be entered in any court having jurisdiction thereof. Levin, on the one hand, and the Diller Parties, on the other hand, shall equally share costs of the arbitration, other than attorneys’ fees, and each shall bear its own attorneys’ fees and expenses unless otherwise determined by the Designated Arbitrator. In the event that the Designated Arbitrator is unavailable for any reason, Levin, on the one hand, and the Diller Parties, on the other hand, shall mutually agree within thirty days on another individual to serve as the Designated Arbitrator; if the parties cannot agree upon a substitute, any dispute between the parties shall be settled by final, binding and nonappealable arbitration in New York, New York, conducted in accordance with the rules of the Judicial Arbitration and Mediation Services, Inc. then in effect. Nothing herein shall prevent any party hereto from seeking equitable relief in court in aid of arbitration under applicable law.

(e)        Assignment; Successors. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by a Diller Party without the prior written consent of Levin, or by Levin without the prior written consent of Diller (or, following Diller’s Departure, by the Designee). For the avoidance of doubt, this Agreement shall not be binding on any Person that is unaffiliated with the Diller Parties who acquires Covered Shares.

(f)         Entire Agreement; No Third-Party Beneficiaries. Except as otherwise expressly set forth herein, this Agreement, including any exhibits and schedules hereto, (i) embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof or thereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way and (ii) is not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties hereto and their respective successors and permitted assigns, except that the Designee is intended following Diller’s Departure to be a third party beneficiary of the provisions of this Agreement contemplating action by the Designee following Diller’s Departure.

(g)        Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon transmission by electronic mail or facsimile transmission as evidenced by confirmation of transmission to the sender (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second Business Day following such electronic mail or facsimile transmission), (iii) on receipt after dispatch by registered or certified mail, postage prepaid and addressed or (iv) on the next Business Day if transmitted by national overnight courier, in each case as set forth to the parties as set forth below:

If to a Diller Party (including a Designee), to:

c/o Arrow Investments, Inc.
555 West 18th Street
New York, NY 10011
Attention:       Barry Diller

Facsimile:        (212) 314-7476

E-Mail:             afn@iac.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:      Andrew J. Nussbaum, Esq.

                        Jenna E. Levine, Esq.

Facsimile:       (212) 403-2000

E-mail:             AJNussbaum@wlrk.com

                         JELevine@wlrk.com

If to Levin, to:

The most recent address for Levin on file at the Company,

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004

Attention:      Marc Trevino

Facsimile:       (212) 291-9157

E-Mail:            Trevinom@sullcrom.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

(h)        Severability. Whenever possible, each provision (or portion thereof) of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision (or portion thereof) of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then (subject to Section 8 hereof) such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(i)         Amendments and Waivers. This Agreement may not be amended, modified, or waived except in a written instrument executed (x) in the case of an amendment, by the parties hereto, and (y) in the case of a waiver, by the Diller Parties, if the waiver is to be effective against any Diller Party, or by Levin, if the waiver is to be effective against Levin. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(j)         No Implied Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or made pursuant hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(k)         Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(l)         Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this agreement as of the date first above written.

By:	/s/ Barry Diller
Barry Diller

THE ARROW 1999 TRUST, DATED SEPTEMBER 16, 1999, AS AMENDED

By:	/s/ Barry Diller
Name: Barry Diller
Title: Trustee

[Signature Page to Vimeo Voting Agreement]

THE AVF TRUST U/A/D FEBRUARY 17, 2016

J.P. MORGAN TRUST COMPANY OF DELAWARE, Trustee

By:	/s/ Thomas Scott
Name: Thomas Scott
Title: Associate

THE TVF TRUST U/A/D FEBRUARY 17, 2016

J.P. MORGAN TRUST COMPANY OF DELAWARE, Trustee

By:	/s/ Thomas Scott
Name: Thomas Scott
Title: Associate

THE TALT TRUST U/A/D FEBRUARY 17, 2016

J.P. MORGAN TRUST COMPANY OF DELAWARE, Trustee

By:	/s/ Thomas Scott
Name: Thomas Scott
Title: Associate

By:	/s/ Joseph M. Levin
Joseph M. Levin

[Signature Page to Vimeo Voting Agreement]

Schedule 1

Diller Parties

Barry Diller

The Arrow 1999 Trust, dated September 16, 1999, as amended (the “Arrow 1999 Trust”)

The AVF Trust U/A/D February 17, 2016 (the “AVF Trust”)

The TVF Trust U/A/D February 17, 2016 (the “TVF Trust”)

The TALT Trust U/A/D February 17, 2016  (the “TALT Trust”)

Schedule 2

Company Common Share Ownership

Shareholder	No. of Shares of Company Common Stock	No. of Shares of Company Class B Common Stock
Barry Diller	0	0
Arrow 1999 Trust	280,391	2,680,416
AVF Trust	110,974	2,997,334
TVF Trust	110,975	2,997,333
TALT Trust	0	724,167

Schedule 3

Form of Joinder to Voting Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Voting Agreement, dated as of June 4, 2021 (the “Voting Agreement”), by and among Barry Diller, the other Diller Parties named therein and Joseph M. Levin, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Voting Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Voting Agreement, effective commencing on the date hereof, and shall have all of the rights and obligations of a Diller Party under, and agrees to be bound by all of the terms, provisions and conditions contained in, the Voting Agreement as if it had executed the Voting Agreement.

Sections 8 and 9 of the Voting Agreement are hereby incorporated by reference, mutatis mutandis.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ______________, ______

[NAME OF JOINING PARTY]

By:

Name:
Title:
Address for Notices: